Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective as of June 6, 2014 (“Effective Date”), is by and between Keith Nolop, M.D. (“Consultant”), having an address at 16044 Anoka Drive, Pacific Palisades, CA 90272, and KITE PHARMA, INC. (“Kite” or the “Company”), having a place of business at 2225 Colorado Avenue, Santa Monica, CA 90404. Consultant and Kite shall be referred to individually as a “Party” and collectively as the Parties.

W I T N E S S E T H:

WHEREAS, Kite desires to retain Consultant as an independent contractor so that it may call upon Consultant’s knowledge and expertise;

WHEREAS, Consultant is willing to render such services to Kite on the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFOR, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. Term of Agreement. This Agreement shall be in effect from the Effective Date until December 31, 2014 (the “Term”), unless earlier terminated as provided in Section 7.

2. Services. Consultant agrees to be available during the Term upon reasonable request by Kite to consult with Kite by providing ongoing guidance and transitional support to the Vice-President, Clinical Development, and, on an as-needed basis, support to the senior management team, Scientific Advisory Board, and Board of Directors regarding any historical clinical information, in either case no more than ten (10) hours per month.

3. Compensation. In consideration for the services of Consultant under this Agreement, (a) Kite shall pay Consultant the sum of $6,730.77 twice-monthly for seven months (from June 1, 2014-December 31, 2014), for total consulting fees not to exceed $87,500.00, unless otherwise agreed to in writing by the Parties; (b) one-half of the restricted shares scheduled to vest on or before December 31, 2014 pursuant to that certain Option Agreement between Consultant and Kite, dated October 8, 2013 (the “Option Agreement”), totaling 18,229 shares (the “Restricted Shares”), shall continue to vest in accordance with the vesting schedule set forth in the Option Agreement.

4. Confidential Information and Invention Assignment.

(a) Consultant recognizes and acknowledges that in the course of performing the Services Consultant is likely to receive confidential or proprietary information owned by the Company, its affiliates and/or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term and for a period of 10 years thereafter, Consultant agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential Information (as defined below)

owned by, or received by or on behalf of, the Company and/or any of its affiliates. “Confidential Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), license or acquisition targets, client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, partnership discussions, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential Information. Consultant expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Consultant agrees not to:

(i) use any such Confidential Information for personal use or for others; and

(ii) remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Consultant’s duties to the Company, provided; however, that Consultant shall not be prevented from using or disclosing any Confidential Information:

A. that Consultant can demonstrate was known to him prior to May 27, 2013;

B. that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential Information through acts or omissions of Consultant; or

C. that Consultant is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Consultant shall give Company sufficient advance written notice of such required disclosure to permit him to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Consultant shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b) Consultant agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential Information, or any confidential,

scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) Consultant agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Consultant hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 4(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Consultant further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Consultant will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Consultant shall execute Kite’s form of Proprietary Information and Invention Assignment Agreement and Consultant agrees to be bound by the terms thereof.

(f) The provisions of this Section 4 shall survive any termination of this Agreement.

5. Non-Solicitation; Non-Disparagement.

(a) During the Term and for a period of 12 months thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliates; or

(ii) solicit the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its affiliates.

(b) During the Term and at all times thereafter, Consultant agrees not to, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, employees or significant stockholders. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the Parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other Party.

6. Representations and Warranties of Consultant. Consultant hereby represents and warrants as follows:

(a) Neither the execution nor delivery of this Agreement nor the performance by the Consultant of the Services hereunder violates or will violate statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, or other instrument to which the Consultant is a party or by which he is bound.

(b) The Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform the Services hereunder. This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable in accordance with its terms. No approvals or consents of any persons or entities are required for the Consultant to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c) Consultant warrants that the Services shall be performed in a workmanlike and professional manner.

7. Termination. This Agreement and the Services may be terminated before the expiration of the Term only as follows:

(a) Kite may terminate this Agreement and the Services to be performed hereunder for Cause (as defined below), effective upon thirty (30) days advance written notice to Consultant, and opportunity to cure, if such cure is possible. In the event that Kite terminates this Agreement for Cause pursuant to this paragraph 7(a), Consultant will be entitled to receive accrued but unpaid consulting fees and unreimbursed expenses through the effective date of termination.

(b) Kite may terminate the Agreement at any time for any reason other than Cause. In the event of a termination by Kite pursuant to this Section 7(b), Consultant shall be entitled to (i) payment for Services for the entire Term (less any payments previously made to consultant under this Agreement for Services prior to the effective date of termination); (ii) all accrued, unreimbursed expenses through the effective date of the termination; (iii) and the Restricted Shares described in Paragraph 3(b) shall immediately vest in full and the repurchase right of the Company applicable to such Restricted Shares shall lapse.

(c) This Agreement and the Services may be terminated by Consultant at any time, in which case Consultant will be entitled to receive accrued, unreimbursed expenses, if any through the date of termination.

(d) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Consultant’s willful failure to adequately perform the material duties or obligations hereunder, or willful misconduct by Consultant in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Consultant to abide by specific, objective and lawful directions received by him in writing by the Company, which willful failure, disregard or refusal is not cured by Consultant within thirty (30) days following written notice from the Board;

(ii) any willful, intentional or grossly negligent act by Consultant having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company;

(iii) Consultant’s indictment of, or plea of nolo contender to, any felony;

(iv) Consultant being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the business or reputation of the Company;

(v) the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by an employee of the Company, that Consultant engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Consultant where such notice describes with particularity the alleged act(s) at issue;

(vi) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Consultant; or

(vii) a material breach by the Consultant of this Agreement.

8. Consultant not an Employee. Kite and the Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee of Kite. Consultant shall not have authority to bind Kite in any matter whatsoever.

9. Taxes/Indemnification.

(a) To the extent required under applicable law, Consultant shall report as income all compensation received pursuant to this Agreement and pay all taxes due on such compensation. Consultant is solely responsible for all federal, state and local taxes which may be payable in connection with the Services or this Agreement.

(b) Consultant shall defend, indemnify and hold harmless Kite and its employees, officers, directors, representatives, and agents from any and all claims and expenses (including court costs and reasonable fees of attorneys and other professionals) arising from (a) any obligation imposed on Kite to pay any withholding taxes, social security, unemployment insurance, workers’ compensation insurance, disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant pursuant to this Agreement; or (b) Consultant’s gross or ordinary negligence, intentional misconduct or omissions, or breach of his obligations hereunder in connection with any Services provided pursuant to this Agreement.

10. Miscellaneous.

(a) Survival. Sections 4, 5, 6 and 10 shall survive termination of this Agreement, either by the expiration of the Term or earlier termination pursuant to paragraph 7.

(b) Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(c) Entire Agreement; Modification. This Agreement is the entire agreement of the Parties relating to the subject matter hereof and the Parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

(d) Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Kite and its successors and assigns, and upon Consultant and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

(e) Third Party Beneficiaries. This Agreement is for the benefit of the Parties and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

(f) Non-Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party.

(g) Remedies For Breach. Consultant agrees that any breach of Section 4, or 5 of this Agreement by Consultant could cause irreparable damage to Kite and/or, where appropriate, its affiliates, and that monetary damages alone would not be adequate. and, in the event of such breach or threat of breach, Kite shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of Kite’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, Consultant shall not urge as a defense that there is an adequate remedy at law nor shall Kite be prevented from seeking any other remedies which may be available to it.

(h) Governing Law/Arbitration. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. The Parties agree that the exclusive method for resolving resolve any and all claims they may have with each other, or that Nolop has with any other Released Party (“Arbitrable Dispute”), through final and binding confidential arbitration. The arbitration shall take place in Los Angeles, California, through JAMS, pursuant to its Streamlined Arbitration Rules, before a single neutral arbitrator, provided that no disputed claim or counterclaim exceeds the jurisdictional limit ($250,000) prescribed by the Streamlined Arbitration Rules. If any disputed claim or counterclaim does exceed the foregoing jurisdictional limit, the parties agree to use JAMS’ Comprehensive Arbitration Rules in lieu of the Streamlined Arbitration Rules. The arbitrator may not modify or change this Agreement in any way. The Arbitrator shall render a written opinion which contains his or her factual and legal reasoning. Each of the parties shall bear his, her or its own attorneys’ fees, expert fees, consulting fees, and other litigation costs (if any) ordinarily associated with legal proceedings taking place in a judicial forum, subject to the Arbitrator’s award of remedies, but only to the extent permitted by applicable law. To the extent the Arbitrator determines that any claim is frivolous or vexatious, the Arbitrator shall have the power to award attorneys’ fees to the successful defendant. Any party to the arbitration may seek to have the Arbitrator’s award entered as a judgment in a court of competent jurisdiction no sooner than thirty days after issuance of the award; however, if the non-prevailing party satisfies all aspects of the award within thirty days, the prevailing party must release its right to enter the award as a judgment in a court. Should Consultant or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section (with the exception of provisional remedies under California Code of Civil Procedure § 1281.8), the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of the breach.

(i) Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

(j) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by proper person thereunto duly authorized.

KITE PHARMA, INC.		KEITH NOLOP, M.D.

By:	/s/ Cynthia M. Butitta	By:	Keith Nolop, M.D.
Name:	Cynthia M. Butitta	Name:	Keith Nolop, M.D.
Title:	COO, CFO	Date:	6/9/14
Date:	6/9/14